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               Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 15, 1999, relating to the financial statements of Alliance Health Care Fund, Inc., which appears in such Statement of Additional Information. We also consent to the references to us under the headings "Shareholder Services - Statements and Reports" and "General Information - Independent Accountants" in such Statement of Additional Information.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
October 22, 1999































00250248.AH4